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                                                                   EXHIBIT 23.01


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-25927, 333-79841, 333-86179, and 333-38460) pertaining to the
1985 Stock Option Plan, 1991 Executive Stock Option Plan, 1992 Stock Plan, 1993 Equity Incentive Plan, 1993 Directors Stock Option Plan, 1993 Employee Stock Purchase Plan, 1996 Director Option Plan, 1996 Stock Option Plan, and 1996 Employee Stock Purchase Plan of VERITAS Software Corporation of our report dated January 23, 2001, with respect to the consolidated financial statements and schedule of VERITAS Software Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                           /s/ Ernst & Young LLP

San Jose, California
March 23, 2001